UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2003 (November 19, 2002)

RAYBOR MANAGEMENT INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29905	98-0220848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 Industrial Circle, White City, OR 97503

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code:    541-826-2296

Item 1.    Changes In Control Of Registrant.

Effective as of November 19, 2002, the then sole shareholder of the registrant, Rick Plotnikoff, transferred an aggregate of 4,490,000 shares of the registrant’s issued and outstanding common stock to Dennis L. Simpson and Jeffrey D. Hoyal for an aggregate purchase price of $175,000. Messrs. Simpson and Hoyal each purchased 2,495,000 shares. The payment of the purchase price was made from the personal funds of Mr. Simpson with respect to the shares purchased by him, and from a loan by Mr. Simpson to Mr. Hoyal with respect to the shares purchased by Mr. Hoyal. Mr. Plotnikoff retained 10,000 shares of the registant’s issued and outstanding common stock. The shares purchased by Mr. Simpson and Mr. Hoyal represent 99.8% of the registrant’s issued and outstanding common stock.

On May 5, 2003, Messrs. Simpson and Hoyal elected Mr. Hoyal, Robert G. Couch, David A. Yost, Alan R. Herson, Stephen A. Pugsley, Sr. and William S. Strickler as directors of the registrant and the newly elected Board of Directors elected Mr. Hoyal as President and Chief Executive Officer, Mr. Couch as Senior Vice President, Chief Marketing Officer, Mr. Yost as Chief Financial Officer and Treasurer and Mr. Herson as Corporate Counsel and Secretary of the registrant.

It is presently intended that the registrant will acquire all of the issued and outstanding shares of capital stock of four corporations in exchange for the issuance of shares of the registrant’s common stock. These corporations are IC Marketing, Inc., a Nevada corporation controlled by Mr. Simpson (“ICM”), American Consumer Publishing Association, Inc., an Oregon corporation (“ACPA”) also controlled by Mr. Simpson and in which Messrs. Couch, Yost, Herson, Strickler and Pugsley are minority shareholders, Freedom Financial, Inc., an Oregon corporation (“FF”) wholly-owned by Mr. Hoyal and Back 2 Backs, Inc., an Oregon corporation (“B2B”) all of the outstanding shares of which are held by five shareholders, including Mr. Simpson and Mr. Hoyal. ICM and ACPA are in the magazine subscription business. FF is in the business of providing account receivable and equipment lease financing and other financial advisory services to third parties. B2B is in the business of operating medical clinics for the treatment of lower back disorders through a new technology called spinal decompression.

It is presently anticipated that the registrant will issue additional shares of its common stock in a private placement to the current shareholders of ICM, ACPA, FF and B2B in exchange for all of the outstanding shares of capital stock of such entities. As a result, such entities will become wholly-owned subsidiaries of the registrant. Following this transaction, it is anticipated that Mr. Simpson would own approximately 65% of the issued and outstanding shares of the registrant’s common stock, Mr. Hoyal would own approximately 21% of such shares and each of Messrs. Couch, Yost, Herson, Strickler and Pugsley would own approximately 0.6% of such shares. The remaining shares, constituting approximately 11.6% of the registrant’s issued and outstanding common stock, would be held by the other shareholders of ICM, ACPA and B2B (eight individuals).

Item 4.    Changes in Registrant’s Certifying Accountant.

On May 5, 2003, the registrant dismissed Stephen J. Busch as the registrant’s independent auditor and appointed Pohl, McNabola, Berg & Company LLP as the registrant’s independent auditors for the fiscal year ended February 28, 2003. The change in independent auditors was made in connection with the acquisition of shares of the Company’s common stock by Messrs. Simpson and Hoyal as described in Item 1 above. During the fiscal years ended 2001 and 2002 and through the date of the dismissal, there were no disagreements between the Company and Stephen J. Busch on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Raybor Management Inc.

May 5, 2003	/s/ JEFFREY D. HOYAL
Jeffrey D. Hoyal President and Chief Executive Officer